Exhibit 11

                           GreenMan Technologies, Inc.
                     Statement Regarding Net Loss per Share
                                December 31, 1998

                                                        Three Months Ended
                                                  November 30,      December 31,
                                                      1997              1998
                                                  ------------      ------------
Net loss from continuing operations ..........     $ (685,266)      $ (220,813)
Net loss from discontinued operations ........     $ (297,536)      $       --
Net loss .....................................     $ (982,802)      $ (220,813)
                                                   ==========       ==========

Net loss per share - basic ...................
Continuing operations ........................     $    (0.40)      $    (0.02)
Discontinued operations ......................     $    (0.18)      $       --
Net loss per share - basic ...................     $    (0.58)      $    (0.02)
                                                   ==========       ==========
Weighted average shares outstanding ..........      1,695,987        9,109,847
                                                   ==========       ==========


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